Exhibit 10.3

MEMBERSHIP INTEREST SUBSCRIPTION AGREEMENT dated as of December 29, 2008 (this “Agreement”) between GMAC LLC, a Delaware limited liability company (the “Company”), GENERAL MOTORS CORPORATION (“GM”) and FIM MOLDINGS LLC (“FIM”).

BACKGROUND

WHEREAS, GM and FIM, respectively, wishes to subscribe for and purchase, and the Company desires to issue and sell, the GM Interest (as hereinafter defined) and FIM Interest (as hereinafter defined), respectively, on the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Limited Liability Company Operating Agreement of GMAC, dared as of November 30, 2006, as amended (the “LLC Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE INTERESTS

Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to GM and FIM, respectively, and GM and FIM, respectively, agrees to purchase from the Company, the GM Interest and FIM Interest, respectively, for the aggregate GM Purchase Price and aggregate FIM Purchase Price, respectively, on the Closing Date. The GM Interest and FIM Interest shall be issued to each of GM and FIM, respectively, pursuant to Article II hereof and shall be subject to the terms and provisions of the LLC Agreement. The obligations of GM and FIM herein shall be several and not joint.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to FIM, and FIM agrees to purchase from the Company, at the Closing, a number of Class A Membership Interests up to 137,680 Class A Membership Interests (the “FIM Interest”), which actual number to be purchased (in excess of 53,992 Class A Membership Interests, if any) shall be in the sole discretion of FIM and set forth in a Section 6.1 Notice (as defined below); provided that the FIM Interest shall not be less than 53,992 Class A Membership Interests. Each such Class A Membership Interest shall be purchased by FIM for a purchase price equal to $4,630 per Class A Membership Interest (the “FIM Purchase Price”).

(b) Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to GM, and GM agrees to purchase from the Company, at the Closing, a number of Class B membership Interests equal to 215,968 Class B Membership Interests less the number of Class A membership Interests set forth in the Section 6.1 Notice of FIM in excess of 53,992 (the “GM Interest”). Each such Class B Membership Interest shall be purchased by GM for a purchase price equal to $4,630 per Class B Membership Interest (the “GM Purchase Price”), and shall be issued by the Company to GM Finance Co. Holdings LLC, on behalf of GM.

Section 2.2 Payment of Purchase Price; Closing. The Company will deliver the FIM Interest and GM Interest to FIM and GM, respectively, against payment by or on behalf of FIM and GM, respectively, of the aggregate FIM Purchase Price and aggregate GM Purchase Price, respectively and in each case, as set forth above in Section 2.1, by wire transfer in immediately available funds to the account designated by the Company on Annex A. The time and date of such delivery and payment shall be 9 a.m., New York City time, on January 16, 2009 or such other date or time as the parties shall mutually agree (such time being referred to herein as the “Closing Date,” and the closing of the transactions contemplated by this Agreement, the “Closing”). The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd St., New York, New York 10019, at which time the parties shall make the deliveries described below.

(a) Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to each of GM and FIM, a certificate, dated the Closing Date, of an executive officer of the Company, certifying that, as of such date, the representations and warranties of the Company contained herein are accurate, true and correct with the same force and effect as though made on and as of such date and that the books and records of the Company have been adjusted to reflect the issuance of the GM Interest to GM Finance Co. Holdings LLC and the FIM Interest to FIM.

(b) Deliveries by GM. At the Closing, GM shall deliver or cause to be delivered the following to the Company:

(i) the aggregate GM Purchase Price;

(ii) a certificate, dated the Closing Date, of an executive officer of GM certifying that, as of such date, the representations and warranties of GM are accurate, true and correct with the same force and effect as though made on and as of such date.

(c) Deliveries by FIM. At the Closing, FIM shall deliver or cause to be delivered the following to the Company:

(i) the aggregate FIM Purchase Price;

(ii) a certificate, dated the Closing Date, of an executive officer or other authorized signatory of FIM, certifying that, as of such date, the representations and warranties of FIM are accurate, true and correct with the same force and effect as though made on and as of such date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of GM and FIM as of the date hereof and as of the Closing that:

Section 3.1 Due Organization. The Company has been duly formed and is validly existing as a Delaware limited liability company in good standing under the laws of the State of Delaware.

Section 3.2 Authorization. The Company has the requisite power to enter into this Agreement and the transactions and agreements contemplated hereby (the “Transactions”) and to carry out its obligations hereunder and thereunder. This Agreement has been duly authorized, and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement enforceable in accordance with its terms, except, to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles. Neither the execution and delivery of this Agreement, the consummation of the Transactions, nor compliance with the terms, conditions or provisions of this Agreement will be a violation of any of the terms, conditions or provisions of the Company’s Certificate of Formation or the LLC Agreement (as amended through the Closing Date).

Section 3.3 Due Issuance. The Interests have been duly authorized, and when issued and delivered against payment therefor as provided herein, will be duly and validly issued, fully paid and non-assessable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GM AND FIM

Each of GM and FIM (each, a “Purchaser”) represents and warrants to the Company as of the date hereof and as of the Closing that:

Section 4.1 Due Organization. Purchaser is duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation.

Section 4.2 Authorization. Purchaser has the requisite power to enter into this Agreement and the Transactions and to carry out its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles. Neither the execution and delivery of this Agreement, consummation of the Transactions, nor compliance with the terms, conditions or provisions of this Agreement, will be a violation of any of the terms, conditions or provisions of Purchaser’s charter and bylaws or comparable organizational documents.

Section 4.3 Access to Information. Purchaser has been supplied with and has had access to such information as it deems relevant to entering into this Agreement and has had the opportunity to inquire of management of the Company as to any such information.

Section 4.4 Sophistication. Although such Purchaser (or its affiliates) is an existing member of the Company, such Purchaser hereby acknowledges that (i) the Company may be in possession of material, nonpublic information regarding itself, its financial condition, results of operations, businesses, regulatory status, properties, assets, liabilities, managements, projections, appraisals, and plans, proposals and prospects; (ii) such information may be materially adverse to such Purchaser’s interests; and (iii) if such Purchaser were in possession of some or all of such information it might not be willing to enter into the Transactions or would have a materially different view of the benefits of the Transactions. Such Purchaser also acknowledges and agrees that the Company shall have no additional obligation pursuant to or as a result of this Agreement to disclose to such Purchaser any of the information referred to in the preceding sentence.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Obligations of the Company. The obligations of the Company hereunder shall be subject to the following conditions:

(a) All representations and warranties and other statements of each of the Purchasers herein are, at and as of the Closing, true and correct; and

(b) Each of the Purchasers shall have performed all of its obligations hereunder theretofore to be performed.

Section 5.2 Conditions to the Obligations of the Purchasers. The obligations of each of the Purchasers hereunder shall be subject to the following conditions:

(a) All representations and warranties and other statements of the Company herein are, at and as of the Closing, true and correct;

(b) The Company shall have performed all of its obligations hereunder theretofore to be performed;

(c) The Company’s separate private exchange offers and cash tender offers to purchase and/or exchange certain of its and its subsidiaries’ and Residential Capital, LLC’s outstanding notes (the “Old Notes”) shall have been completed at or prior to 11:59 p.m., New York City time, on January 1, 2009 on the terms described in the confidential offering memorandums related thereto in all material respects (the “Bond Exchange”);

(d) (i) the Company shall not have failed to pay any principal of or interest on indebtedness for borrowed money within any applicable grace period following the due date thereof, (ii) no such indebtedness shall have been accelerated by the holders thereof because of a default under any of the terms of such indebtedness, and (iii) the Company shall not have failed to pay any required distributions within any applicable grace period following the due date thereof pursuant to the terms of any (a) equity securities issued in the Bond Exchange or (b) any equity securities issued to or then held by the U.S. Treasury, in the case of each of clauses (i), (ii) and (iii), if the amount of such indebtedness or distributions unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent;

(e) the Company’s status as a bank holding company under the Bank Holding Company Act of 1956, as amended, shall not have been revoked or otherwise rescinded;

(f) since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (an “MAE”); provided that this condition shall be deemed to have been satisfied unless the U.S. Treasury, acting reasonably, shall have determined in writing that an MAE has occurred and is continuing;

(g) no law, regulation, injunction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(h) neither the Company nor any of its material subsidiaries shall have (i) commenced a voluntary proceeding under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or any other state or federal bankruptcy law, (ii) consented to the entry of an order for relief against it in an involuntary case under the Bankruptcy Code or any other state or federal bankruptcy or insolvency law, (iii) consented to the appointment of a custodian of it or for substantially all of its property, or (iv) made a general assignment for the benefit of its creditors, and no court of competent jurisdiction shall have entered an order for relief against the Company or any such subsidiary in an involuntary case under the Bankruptcy Code or any other state or federal bankruptcy law; and

(i) in the case of GM, GM shall have received from the U.S. Treasury funds in an amount at least equal to the aggregate GM Purchase Price, the use of proceeds of which is limited by the U.S. Treasury to GM’s consummation of the purchase of the GM Interest.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Interests. FIM shall promptly, but in any event no later than 5:00 p.m. Eastern time on January 14, 2009, provide an irrevocable written notice to the Company and GM (the “Section 6.1 Notice”) setting forth the FIM Interest to be purchased at the Closing by FIM pursuant to this Agreement.

Section 6.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements. certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.4 Public Announcements. The parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement without the prior written consent of the other parties, except as may be required by law and then only with such prior consultation with the other parties to the extent practicable.

Section 6.4 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and each of the Purchasers; and

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.5 Survival. The representations and warranties of the parties shall survive the Closing forever.

Section 6.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity other than the parties and their respective legal successors and permitted assigns. Neither of the Purchasers may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 6.7 Notices. Any notice or other communication provided for herein or given hereunder to a party shall be in writing and shall be given by delivery, by telex, telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

If to GMAC:

GMAC LLC
200 Renaissance Center
Detroit, MI 48265
Attention:	GMAC General Counsel
Facsimile:	(313) 656-6124

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David E. Shapiro
Facsimile:	(212) 403-2314

If to GM:

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265
Attention:	Jeffrey Braun
Facsimile:	(248) 267-2555

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention	B. Robbins Kiessling; Philip A. Gelston
Facsimile:	(212) 474-3700

If to FIM:

c/o Cerberus Capital Management, L.P
299 Park Avenue
New York, NY 10171
Attention:	Lenard Tessler, Seth Plattus, Mark Neporent
Facsimile:	(212) 750-5212

with a copy to:

Schulte Roth & Zabel
919 Third Avenue
New York NY 10022
Attention:	Alan Waldenberg, David Rosewater
Facsimile:	(212) 593-5955

or to such other address with respect to a party as such party shall notify the other in writing.

Section 6.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their affiliates with respect to the subject matter hereof.

Section 6.9 Expenses. Except as otherwise expressly contemplated herein to the contrary, regardless of whether the Transactions are consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions.

Section 6.10 Captions. The Section and Paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts hereof signed by each of the other parties.

Section 6.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

Section 6.13 Jurisdiction; Venue; Services of Process. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, for any proceeding arising out of or relating to this Agreement and the Transactions (and agrees not to commence any proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any proceeding brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the Transactions in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 6.14 Waivers of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.

Section 6.16 No Presumption Against Drafter. Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 6.17 Limitation of Liability. None of the parties hereto shall be responsible or liable to any other party or any other person or entity for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement, any breach thereof or the financing contemplated hereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first executed.

GMAC LLC

By:	/s/ David C. Walker
Name:	David C. Walker
Title:	Treasurer and Group Vice President

GENERAL MOTORS CORPORATION

By:	/s/ Ray G. Young
Name:	Ray G. Young
Title:

FIM HOLDINGS LLC

By:	Cerberus FIM Investors, LLC
its Managing Member

By:	Cerberus FIM, LLC
its Managing Member

By:	/s/ Seth Gardner
Name:	Seth Gardner
Title:	Authorized Signatory

[Membership Interests Subscription Agreement Signature Page]